Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman and CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980 investor@pondel.com

ELECTRO RENT CORPORATION INCREASES
REGULAR QUARTERLY CASH DIVIDEND

VAN NUYS, Calif. – June 2, 2011 – Electro Rent Corporation (NASDAQ:ELRC) announced today that the company’s Board of Directors has increased its regular quarterly cash dividend by more than 33% to $0.20 per common share from $0.15 per common share.  This is the second increase since the company initiated its dividend payment in April 2007.  Electro Rent will pay the increased quarterly cash dividend on July 8, 2011 to shareholders of record as of June 20, 2011.

“We have enjoyed considerable prosperity over the last year and are pleased to once again share our success with Electro Rent’s shareholders,” said Daniel Greenberg, Chairman and Chief Executive Officer of Electro Rent.  “The increase in our regular quarterly dividend signifies Electro Rent’s financial stability, solid balance sheet and healthy cash flow generation, and reiterates the Board’s confidence as we continue to strengthen our position as the go-to provider of electronic test and measurement equipment.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, Electro Rent’s ability to strengthen its position in the electronic test and measurement equipment market, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

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